Exhibit 4.4

GEORGIA GULF CORPORATION

(Renamed or to be Renamed AXIALL CORPORATION on the Date Hereof)

SECOND SUPPLEMENTAL INDENTURE

To the Indenture dated as of December 22, 2009

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of January 28, 2013, among Eagle Spinco Inc., Eagle Holdco 3 LLC, Eagle US 2 LLC, Eagle Controlled 2 Ohio Spinco, Inc., Eagle Natrium LLC, Eagle Pipeline, Inc. and PHH Monomers, LLC (each, a “Guaranteeing Subsidiary” and together, the “Guaranteeing Subsidiaries”), subsidiaries of Georgia Gulf Corporation (renamed or to be renamed Axiall Corporation on the date hereof), a Delaware corporation (the “Company”), the Company and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”) to the Indenture (as defined below).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended as of the date hereof, the “Indenture”), dated as of December 22, 2009, providing for the issuance of 9% Senior Secured Notes due 2017 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth therein and herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Second Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: January 28, 2013

GEORGIA GULF CORPORATION (renamed or to be renamed AXIALL CORPORATION on the date hereof)

By:	/s/ Timothy Mann, Jr.
Name:	Timothy Mann, Jr.
Title:	Executive Vice President, General Counsel and Secretary

EAGLE SPINCO INC.

By:	/s/ Timothy Mann, Jr.
Name:	Timothy Mann, Jr.
Title:	Secretary

EAGLE HOLDCO 3 LLC

By:	/s/ Timothy Mann, Jr.
Name:	Timothy Mann, Jr.
Title:	Secretary

EAGLE US 2 LLC

By:	/s/ Timothy Mann, Jr.
Name:	Timothy Mann, Jr.
Title:	Secretary

EAGLE CONTROLLED 2 OHIO SPINCO, INC.

By:	/s/ Timothy Mann, Jr.
Name:	Timothy Mann, Jr.
Title:	Secretary

EAGLE NATRIUM LLC

By:	/s/ Timothy Mann, Jr.
Name:	Timothy Mann, Jr.
Title:	Secretary

EAGLE PIPELINE, INC.

By:	/s/ Timothy Mann, Jr.
Name:	Timothy Mann, Jr.
Title:	Secretary

PHH MONOMERS, LLC

By:	/s/ Timothy Mann, Jr.
Name:	Timothy Mann, Jr.
Title:	Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jack Ellerin
Authorized Signatory

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